EXHIBIT 10.10

PANACHE
BEVERAGES, INC.

DATE: November 12, 2012

IMPORTER/DISTRIBUTOR AGREEMENT

Panache Beverage Inc.,(PBI) a Florida Corporation and holding company of Alibi Inc LLC(ALIBI), located at 40 West 23rd Street, Floor 2, New York, NY 10010 and Domaine Select Wine Estates(DSWE), a Delaware LLC, located at 105 Madison Ave, 1 3th Floor, New York, NY 10016 are entering into an importer/distributor agreement that of which DSWE has agreed to draft based on the current agreement it has with Wodka Vodka, held by PBI.

The below Terms are based on the mutually drafted and agreed upon proforma dated and signed off on as of November 12, 2012.

1. DSWE is to provide PBI with purchase orders for the first 6 months of importer/distributor agreement and in month 5, the next additional 6 purchase order agreements will be agreed on. This will be the process for year 1 and year 2 and will accumulate the total gross sales as based in the profoma referenced above.

2. DSWE is to provide prepayment for the first 2 containers as per the proforma referenced above and prepayment for the first container ordered in Quarter 1.

3. DSWE to reinvest 5% over 2 years of GP$ into Alibi and in return receive 3% of Alibi Inc LLC. The equity is to be distributed over 2 years, quarterly. All equity is to be held in an escrow of DSWE's choice.

4. DSWE and ALIBI will confirm a marketing budget by November 16, 2012. The terms of the budget are based on the premise that DSWE and ALIBI will divide marketing expenses equally during the first 6 months of the importer/distributor agreement. The marketing dollars contributed will be $24.00(750ml)/21.60(50ml)

from ALIBI and DSWE divided equally and $24.00(750ml)/21.60(50ml) from the distributor, according to the premise. In addition to these marketing dollars PBI/ALIBI will do its customary above and below marketing campaigns and support.

EQUITY AGREEMENT:

DSWE is to draft equity agreement based on the terms set forth her under:

1. DSWE will reinvest $615,000 of its GP$ into Alibi over the period of two years and in return will receive 3% membership interest in Alibi NYC LLC. DSWE equity contributions will be made with every purchase order for paid. Alibi . Equity contribution charges will be communicated to DSWE on a separate line on every Alibi invoice, will be equal to $8.04 per case of Alibi 750ml and $7.20 per case of Alibi 50ml, and will be payable according the payment terms on each invoice. DSWE will be assigned membership interest in Alibi NYC LLC on either a quarterly/annual/semi-annual basis in proportion to the equity contribution balance accumulated during this period.

2. The earned stock shall be automatically converted into stock at the then applicable conversion rate as per the earn out in the final agreement.

3. DSWE will be the beneficiary of anti dilution in the first round of any financing or fund raising. In the event of any sale of the brand a 45 day put and call will apply requiring DSWE to pay all of the remaining capital if any at the terminal value of $615,000.00 or part thereof.

4. Definitive agreements will be entered into by November 16, 2012.

5. Should final agreements not be completed by that time DSWE will provide the pre-payments for the first 2 containers on or before November 16, 2012.

It is agreed to use all best efforts to close the transaction on November 16, 2012.
This term sheet will have to serve as an interim agreement until the finalization of the importer agreement.

This Term Sheet constitutes a binding statement of the present material intentions of the parties, which the parties intend to be legally bound. This term sheet is a legally binding agreement and obligation of all parties. No oral modifications to this principle shall be valid.

Domaine Select Wine Estates	Panache Beverage Inc/Alibi Inc LLC
Authorized Signature	Michael G. Romer, General Manager